Exhibit 99.2

Integrity Applications Announces Strategic Corporate Update
Near-term Priorities Include GlucoTrack Commercialization in Europe and GlucoTrack US FDA Approval

Wilmington, DE and Ashdod, Israel, – October 23 2017, Integrity Applications, Inc. (OTCQB: IGAP), innovator of GlucoTrack®, a non-invasive device for measuring glucose levels in people with Type 2 diabetes,  announced a strategic corporate update addressing the commercialization of GlucoTrack in the EU as well as outlining steps for an FDA approval in the U.S. and next-generation device capabilities.  With the appointment of a new CEO in March 2017, and following a strategic review of resources, the company will be focusing on three key initiatives:

1.	GlucoTrack Commercialization in Europe

2.	GlucoTrack U.S. FDA Approval

3.	Product Roadmap

Commercialization in Europe  Integrity’s initial primary focus is on the commercialization of GlucoTrack in Europe.  An overhaul of the commercial strategy has been implemented, including changes to product pricing and positioning, distribution channel and geographic focus.  As such, Integrity has identified a new distributor with experience in blood glucose monitoring devices to manage sales execution and customer support.

Additionally, a new commercial pilot program has been launched in a single European market with the intention of leveraging lessons learned and creating a scalable blueprint to be used in other European markets expanding to Asia, Latin America and finally North America.

Spearheading these efforts is the new Chief Commercial Officer, Dave Podwalski who joined Integrity in June.  Mr. Podwalski has over 35 years of global commercialization and product launch experience, as well as decades of experience in diabetes.  “I am excited to have the opportunity to put my industry expertise to work on behalf of Integrity and our innovative GlucoTrack monitor,” said Mr. Podwalksi.

U.S. FDA Approval  The U.S. remains an important market for Integrity and GlucoTrack. Integrity has been working with regulatory and clinical experts to elucidate the best regulatory pathway for the GlucoTrack. Based on feedback from the FDA, Integrity plans to follow a de novo 510k pathway and expects to commence the U.S. study in early to mid-2018, subject to funding and consultation with the Agency.

Product Roadmap Longer-term, Integrity intends to apply their proprietary technology platform to take advantage of new developments and trends in the market.  As the Type 2 diabetes care paradigm shifts to disease prevention, Integrity envisions a next-generation device consisting of a miniaturized wireless earclip, which communicates directly with a smartphone app and seamlessly integrates into digital health platforms for easy access for patients and physicians. Additionally, Integrity believes that this technology can be utilized for optimizing lifestyle choices, with glucose monitoring growing in lock-step with more traditional wearable outputs.

John Graham, CEO, commented, “We believe there is a burgeoning digital health market which supports the general population in the goal of lifestyle modification for better health. This further leverages our wireless earclip and mobile app platform development to address this emerging, multi billion-dollar market.”

About GlucoTrack®

GlucoTrack® is a truly non-invasive monitoring device that rapidly measures and displays an individual’s glucose level in about a minute without finger pricking or any pain.

GlucoTrack® features a small sensor that clips to the earlobe and measures the user’s glucose level using innovative and patented sensor technologies. The measured signals are analyzed using a proprietary algorithm and then a calculated glucose level is displayed on a small handheld device the size of a small mobile phone. The glucose results are stored in the device and used to estimate HbA1c level using a proprietary algorithm. The device can also display glucose values graphically, enabling the user to monitor glucose levels over time.

GlucoTrack® has received CE Mark and KFDA approvals for type 2 diabetes and pre-diabetics, and is currently in the early stages of commercialization in Europe, South Korea, and other geographies.

GlucoTrack® is expected to begin clinical trials for United States FDA approval. The product is currently experimental in the United States and is limited to investigational use only.

About Integrity Applications, Inc.

Integrity Applications, Inc. (OTCQB: IGAP) was founded in 2001 and is focused on the design, development, and commercialization of non-invasive glucose monitoring technologies for people with type 2 diabetes and prediabetes. The company has developed GlucoTrack®, a proprietary non-invasive glucose monitoring device designed to obtain glucose level measurements in about a minute without the pain, incremental cost, difficulty, or discomfort of conventional invasive finger stick devices. Integrity Applications Inc. is a Delaware corporation, with headquarters in the United States and an R&D site in Ashdod, Israel. For more information, please visit www.integrity-app.com and www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications’ actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications’ results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications’ filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC on March 30, 2017.